Filed Pursuant to Rule 433
Registration Statement No. 333-123972

FINAL TERM SHEET
26 September 2007

Terms and Conditions

Issuer:	The Royal Bank of Scotland Group plc

Securities:	Category II Non-cumulative Dollar Preference Shares, Series U, to be evidenced by American Depositary Receipts, with one American Depositary Receipt representing one Non-cumulative Dollar Preference Share

Lead Managers and Bookrunners:	Merrill Lynch & Co / RBS Greenwich Capital

Senior Co-Manager:	Goldman, Sachs & Co. / Lehman Brothers

Junior Co-Manager:	Wachovia Securities / Banc of America Securities LLC

Amount:	US$1,500,000,000 (15,000 preference shares)

Rating of the Issue:	Aa3 (Moody’s), A (S&P), AA (Fitch)

Pricing Date:	26 Sep 2007

Issue Date/Settlement Date (T +6):	4 Oct 2007

First Dividend Payment Date:	31 Mar 2008

First Redemption Date:	29 Sep 2017

Call Conditions:	Issuer’s call (in whole, but not in part) at US$100,000 per Series U preference share on 29 Sep 2017 and on any quarterly dividend payment date falling on or around any tenth anniversary thereafter. Upon loss of Tier 1 regulatory treatment at any time from 31 Dec 2012 to the First Redemption Date and thereafter on any quarterly dividend payment date at US$100,000 per preference share.

Dividends:	Non-cumulative dividends will accrue from (and including) the Issue Date to (but excluding) the First Redemption Date at the rate of 7.640% per annum per Series U preference share or US$3,820 semi-annually per Series U preference share, payable semi-annually in arrears on 31 Mar and 30 Sep of each year, commencing on Mar 31, 2008 and ending on 29 Sep 2017, except that the dividend from (and including) the Issue Date to (but excluding) the first semi-annual dividend payment date will amount to $3,735 per Series U preference share. From (and including) the First Redemption Date, non-cumulative dividends will accrue at 3-month USD LIBOR plus 2.32%, reset quarterly, payable quarterly.

Issue Price:	100.00% or US$100,000 per Series U preference share

Net Proceeds:	US$1,485,000,000

Liquidation Preference:	US$100,000 per Series U preference share

ISIN:	US7800976976

CUSIP:	780097 697
The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch toll-free: 866-500-5408, RBS Greenwich Capital toll-free: 866-884-2071.